Exhibit 99.1

WOW! Begins Recovery from Hurricane Michael after Significant Damage to its Networks in Florida and Alabama

Panama City, FL. — October 13, 2018 — WOW! Internet, Cable & Phone (NYSE: WOW), a leading broadband and communications service provider, is taking swift action in response to the damage caused by Hurricane Michael to ensure the safety of its employees and restore service to its customers in the company’s Panama City and Dothan markets.

WOW!’s engineers and network technicians have assessed the damage to its Dothan, Ala. system and a significant part of the network has been restored. WOW! predicts full restoration of the network as power is restored. Customers can expect a gradual return of their internet, cable and phone services over the next few days.

Access to Panama City is restricted to essential personnel and emergency services only and power remains down throughout the community. WOW!’s main office in the city was severely damaged. Alternate workspace will be required for its employees once it is safe for them to return to the area.

There is wide-spread power loss in Panama City, however WOW!’s headend is operating on generator power and fuel trucks are staged to enter the area as soon as they are allowed. At this time, approximately 30,000 WOW! customers are without service.

WOW! continues to account for all its Panama City employees and has gathered critical supplies — food, water and safe living options — for those who  need them.

“Our hearts go out to our neighbors and friends affected by this historic storm,” said Teresa Elder, CEO at WOW!. “We are fully committed to serving all those affected by Hurricane Michael and are working with the community to help restore communication services to Panama City and Dothan as quickly as possible.”

WOW!’s networks in Augusta, Columbus, Georgia, and Charleston sustained less severe impacts from the storm and are open and operating normally.

WOW! has committed to a $25,000 donation to assist its employees with their recovery. Additionally, WOW! employees are donating to recovery efforts through the American Red Cross at www.rdcrss.org/wowinternetphonecable. This microsite is open to WOW! customers and the general public. All proceeds go to the American Red Cross.

The best way for customers to contact WOW! for more information, or to report an outage, is to visit wowway.com or to call 1-855-4-WOW-WAY for recorded real-time updates. The company is also providing updates on Twitter and Facebook.

WOW! is required by law to follow all emergency management procedures and evacuation mandates issued by the state; however, all storm-related repairs will be prioritized and resolved, as soon as it is safe for WOW! engineers to do so.

About WOW! Internet, Cable & Phone

WOW! is one of the nation’s leading broadband providers, with a service area that passes over three million residential, business and wholesale consumers. WOW! provides service in 19 markets, primarily in the Midwest and Southeast, including Illinois, Michigan, Indiana, Ohio, Maryland, Alabama, Tennessee, South Carolina, Florida and Georgia. With an expansive portfolio of advanced services including high-speed Internet services, cable TV, phone, business data, voice, and cloud services, the company is dedicated to providing outstanding service at affordable prices. Visit wowway.com for more information.

WOW! Media Contact

Name: Debra Havins

Phone: 720-527-8214

Email: debra.havins@wowinc.com